Exhibit 99.1

FOR IMMEDIATE RELEASE

Rosetta Stone Announces Management Change;

Reports Preliminary Second Quarter 2010 Results

ARLINGTON, Va., July 22, 2010 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that Eric Eichmann, chief operating officer, has resigned from the company effective August 6, 2010.  Tom Adams, president and CEO, will assume Mr. Eichmann’s sales and marketing related responsibilities on a permanent basis, effective immediately.

“I look forward to assuming direct oversight of our sales and marketing initiatives in order to further drive sales growth and our overall business expansion, as well as extend our position as the leading technology enabled language learning provider in the world,” said Mr. Adams.  “All of the company’s operational managers will now report directly to me.  We have a very strong senior management team in place that is focused on the execution of our daily operations and performance.”

Rosetta Stone also announced its preliminary financial results for its second quarter ended June 30, 2010.  Based on its preliminary review, GAAP net income for the second quarter is expected to be in the range of $0.17 to $0.18 per share and non-GAAP net income, which excludes stock based compensation expense and amortization of intangibles, is expected to be in the range of $0.20 to $0.21 per share. Operating EBITDA for the second quarter is expected to be in the range of $10.2 million to $10.8 million. Operating EBITDA represents EBITDA excluding stock based compensation expense plus the change in deferred revenue. Sales bookings for the second quarter are expected to be approximately $64 million, and total revenue is expected to be approximately $60.5 million. Sales bookings are revenue plus the change in deferred revenue.

“Based on our initial review, we delivered second quarter earnings that were well above expectations, as our international and institutional businesses continued to produce solid results.  However, our U.S. consumer business was not as strong as anticipated, as our advertising impressions in the U.S. were impacted by a television advertising market that was much tighter than expected.  During the quarter, we continued our practice of maintaining our advertising margins, which, when combined with efficient cost management, enabled us to deliver strong earnings results,” said Mr. Adams.

“More broadly, our two major initiatives for 2010, transformation of our product platform and international expansion, are proceeding according to plan.  We remain on target to launch Rosetta Stone® Version 4 TOTALe™ in the current quarter, which we believe will enable us to better leverage our customer base as well as drive revenue growth and expand our reach in the broader language learning market. We also continue to pursue our aggressive program to scale our international business,” concluded Mr. Adams.

Rosetta Stone expects to report final second quarter 2010 results on August 5, 2010, at which time it will provide further comments on the quarter and its outlook for the full-year 2010.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages.  Rosetta Stone provides interactive solutions that are acclaimed for the power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world.  The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age.  The company is based in Arlington, Va. For more information, visit RosettaStone.com.

“Rosetta Stone” is a registered trademark of Rosetta Stone Ltd.

“Rosetta Stone”, “TOTALe”, “Rosetta World” and “Rosetta Studio” are trademarks of Rosetta Stone Ltd.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our preliminary financial results for the second quarter of 2010, our long-term growth prospects, our ability to leverage our customer base, and the expected release date of Rosetta Stone Version 4 TOTALe. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.” These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans, including our plans to introduce Rosetta Stone Version 4 TOTALe and the “Rosetta Stone Mini” ; the appeal and efficacy of Rosetta Stone Version 4 TOTALe, the “Rosetta Stone Mini” and the introductory language learning offering, and our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans to increase our kiosks and retail relationships; our ability to manage and grow our business and execute our business strategy; our financial performance; adverse trends in general economic conditions; and the costs associated with being a public company and the other factors described more fully in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s annual report on Form 10-K for the year period ended December 31, 2009, which is on file with the U.S. Securities and Exchange Commission, recent quarterly reports on Form 10-Q,  and other current reports on Form 8-K. The company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contacts

Rosetta Stone Inc.

Investor Contact:

Christopher Martin, 703-387-5927

cmartin@rosettastone.com

Media Contact:

Reilly Brennan, 703-387-5863

rbrennan@rosettastone.com

Source: Rosetta Stone Inc.